AGREEMENT

        THIS AGREEMENT by and between Snap-on Incorporated, a Delaware corporation (the “Company”), and Jack D. Michaels (the “Executive”), is effective as of December 3, 2004 (the “Effective Date”).

        WHEREAS, the parties are executing this Agreement to evidence the parties’ understanding with respect to the payments and benefits that will be provided to the Executive in the event that his employment is terminated by the Company without Cause during the Term.

        NOW, THEREFORE, it is hereby agreed as follows:

        1.       DEFINITIONS

(a) CAUSE. “Cause” shall mean that prior to the Executive’s termination of employment, the Executive shall have (i) engaged in any act of fraud, embezzlement, or theft in connection with his duties as an executive or in the course of employment with the Company or its subsidiaries; (ii) wrongfully disclosed any secret process or confidential information of the Company or its subsidiaries; (iii) participated without the written consent of the Company’s Board of Directors (the “Board”) in the management of any business enterprise which manufactures or sells any product or service competitive with any product or service of the Company or its subsidiaries (other than the mere ownership of less than five (5) percent of the securities in any enterprise and exercise of any ownership rights related thereto); and in any such case the act shall have been determined by the Board to have been materially harmful to the Company; or (iv) willfully engaged in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise.

(b) COVERED PERIOD. The “Covered Period” shall mean the period of time beginning on the Date of Termination and ending on December 3, 2007.

(c) DATE OF TERMINATION. The “Date of Termination” shall mean the date on which the termination of the Executive’s employment is effective.

(d) TERM. The “Term” shall mean the period of time beginning on the Effective Date and ending on December 3, 2007.

        2.       OBLIGATIONS OF THE COMPANY UPON TERMINATION OF EMPLOYMENT OTHER THAN FOR CAUSE.  If the Company terminates the Executive’s employment during the Term for any reason other than Cause, then, subject to the provisions of this Agreement, the Executive shall receive the payments and benefits described in this Section 2. The Company shall pay to the Executive an amount that is equal to the base salary that the Executive would have been paid during the Covered Period, using the rate that had been in effect immediately prior to the Date of Termination, had the termination of employment not occurred (the “Salary Payment”). The Salary Payment shall be paid, in the sole discretion of the Company, in a lump sum payment within ten (10) business days following the Date of Termination or in substantially equal monthly payments over the Covered Period. The Company shall also pay to the Executive an annual incentive payment for each fiscal year of the Covered Period (the “Annual Incentive Payment”). The Annual Incentive Payment shall be (i) determined using the Executive’s annual incentive opportunity immediately prior to the Date of Termination and the Executive’s performance as assessed by the Board and (ii) paid within sixty (60) days after the Annual Incentive Payment is calculated for the applicable fiscal year. During the Covered Period the Company shall also provide the Executive with continued health, disability, life and other insurance benefits substantially similar to the benefits provided during such period to the elected officers of the Company. The payments made hereunder shall not be included as compensation for purposes of calculating the Executive’s retirement benefits from the Company.

        3.       RESTRICTIVE COVENANT.

(a) The Executive shall be subject to the restrictive covenant regarding confidentiality set forth in Section 3(b) hereof (the “Restrictive Covenant”) and the Restrictive Covenant shall apply indefinitely. In addition to any other available remedies the Company may have available to it, if the Executive violates the Restrictive Covenant, then, (i) to the extent that the Executive is entitled to payment(s) under Sections 2, all such payments which have not yet been paid shall be immediately forfeited, and (ii) any further continuation of benefits (as set forth in Section 2 hereof) shall immediately cease.

(b) CONFIDENTIALITY. Except with the consent of the Company, the Executive shall not take, disclose, use, sell or otherwise transfer any confidential or proprietary information of the Company or any subsidiary or affiliate, including but not limited to information regarding current and potential customers, clients, counterparts, organization, employees, finances and financial results, and methods of operation, transactions and investments, so long as such information has not otherwise been disclosed to the public or is not otherwise in the public domain, except as required by law or pursuant to legal process; and the Executive shall return to the Company, promptly following the Date of Termination, any information, documents, materials, data, manuals, computer programs or device containing information relating to the Company or any subsidiary or affiliate, and each of their customers, clients and counterparts, which came into the Executive’s possession or control during his employment.

        4.       NON-EXCLUSIVITY OF RIGHTS.  Nothing in this Agreement shall limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company. Vested benefits and other amounts that the Executive is otherwise entitled to receive under any plan, policy, practice or program of, or any contract of agreement with, the Company on or after the Date of Termination shall be payable in accordance with the terms of each such plan, policy, practice, program, contract or agreement, as the case may be, except as explicitly modified by this Agreement.

        5.       MISCELLANEOUS.

(a) The determination of whether Cause exists, or whether the Executive’s employment was constructively terminated because the responsibilities of Executive’s job, or the level of the Executive’s position within the Company is substantially reduced, shall be within the sole discretion of the Board, which discretion shall not be exercised unreasonably.

(b) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Wisconsin, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(c) All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

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If to the Executive: c/o Snap-on Incorporated 10801 Corporate Drive P. O. Box 1430 Pleasant Prairie, WI 53158	If to the Company: Snap-on Incorporated 2801 80th Street Kenosha, WI 53141-1430 Attention: Chief Legal Officer

or to such other address as either party furnishes to the other in writing in accordance with this Section 5(c). Notices and communications shall be effective when actually received by the addressee.

(d) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

(e) Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

(f) The Executive’s or the Company’s failure to insist upon strict compliance with any provisions of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

(g) The Executive and the Company acknowledge that, as of the Effective Date, this Agreement supersedes any other agreement between them concerning the subject matter hereof and that, following the Effective Date, no such agreement shall be of any further force or effect.

        IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization of its Board, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

SNAP-ON INCORPORATED
By:	/s/ Bruce S. Chelberg
Title:	Director and Chairman of the Organization and Executive Compensation Committee of the Board of Directors
/s/ Jack D. Michaels
EXECUTIVE

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